Redfin Third-Quarter 2019 Revenue up 70% Year-over-Year to $239 Million

SEATTLE - November 6, 2019 - Redfin Corporation (NASDAQ: RDFN) today announced financial results for the third quarter ended September 30, 2019. All financial measures, unless otherwise noted, are presented on a GAAP basis and include stock-based compensation as well as depreciation and amortization expenses.

Revenue increased 70% year-over-year to $239 million during the third quarter. Gross profit was $53.4 million, an increase of 26% from $42.3 million in the third quarter of 2018. Real estate services gross profit was $54.1 million, an increase of 26% from $43.0 million in the third quarter of 2018. Real estate services gross margin was 35%, compared to 34% in the third quarter of 2018. Operating expenses were $45.9 million, an increase of 18% from $39.0 million in the third quarter of 2018. Operating expenses were 19% of revenue, down from 28% in the third quarter of 2018.

Net income was $6.8 million, compared to net income of $3.5 million in the third quarter of 2018. Stock-based compensation was $7.5 million, up from $5.5 million in the third quarter of 2018. Depreciation and amortization was $2.6 million, up from $2.2 million in the third quarter of 2018. Interest income was $1.6 million and interest expense was $2.3 million, compared to $1.8 million and $1.6 million, respectively, in the third quarter of 2018.

Net income per share, basic and diluted, was $0.07, compared to net income per share, basic and diluted, of $0.04 in the third quarter of 2018.

"Redfin's third quarter was strong across the board, with accelerating revenues and year-over-year gross-margin gains in every one of our businesses," said Redfin CEO Glenn Kelman. "We’re investing more in better service, but also in disruptive technologies that let people tour and buy homes without an agent. We’ve expanded instant offers for homeowners from six to ten markets, and are now showing homebuyers the commissions that a seller is offering their agent. These are big strides toward our long-term goal of redefining real estate in the consumers’ favor.”

Highlights

•
Reached market share of 0.96% of U.S. existing home sales by value in the third quarter of 2019, an increase of 0.02 percentage points from the second quarter of 2019, and an increase of 0.11 percentage points from the third quarter of 2018.(1)

•	Continued to drive strong traffic growth, with visitors to our website and mobile application increasing by 22% over the third quarter of 2018.

•	Saved Redfin homebuyers and sellers over $57 million in the third quarter, compared to a 2.5% commission typically charged by traditional agents.

•
Expanded RedfinNow to Austin, Houston, and San Antonio, TX. As of the end of the third quarter, RedfinNow was also available in Denver, CO, Dallas, TX, Los Angeles, San Diego, Inland Empire, and Orange County, CA.

•
Launched Redfin Direct in Northern Virginia, allowing unrepresented homebuyers to make offers on Redfin listings using a step-by-step online tool, which in turn can help Redfin sellers save money in buyer agent commission fees. During the third quarter, our listings received 68 Direct offers, resulting in 18 closings.

•
Launched Direct Access for RedfinNow listings in Austin, Denver and our Southern California markets. Direct Access makes it easy for buyers to tour RedfinNow listings on their own with their smartphone.

•	Redfin Home Services rolled out a fleet of Redfin-branded vans for our renovation superintendents, further streamlining the process of getting homes ready for the market.

•
Launched a referral partnership with Opendoor in Atlanta and Phoenix to give more Redfin customers the chance to compare a cash offer to listing with a Redfin agent. Homesellers in these markets can now request an Opendoor offer through Redfin’s website and mobile application.

•	Expanded Fast Offers technology to Redfin agents in California, making it simple for agents to prepare offer paperwork for clients even on a mobile device. The software is now available in 33 markets.

•	In an effort to arm consumers with as much information as possible, Redfin is now displaying the commission offered to the buyer's agent for homes listed by Redfin.

(1) We calculate the aggregate value of U.S. home sales by multiplying the total number of U.S. existing home sales by the mean sale price of these homes, each as reported by the National Association of REALTORS®. We calculate our market share by aggregating the home value of brokerage and partner real estate services transactions. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the estimated aggregate value of U.S. home sales.

Business Outlook
The following forward-looking statements reflect Redfin's expectations as of November 6, 2019, and are subject to substantial uncertainty.

For the fourth quarter of 2019 we expect:

•
Total revenue between $211 million and $220 million, representing year-over-year growth between 70% and 77% compared to the fourth quarter of 2018. Properties segment revenue between $80 million and $85 million is included in the guidance provided.

•
Net loss between $12.8 million and $9.5 million, compared to net loss of $12.2 million in the fourth quarter of 2018. This guidance includes approximately $7.6 million of expected stock-based compensation and $2.7 million of expected depreciation and amortization.

Conference Call
Redfin will webcast a conference call to discuss the results at 1:30 p.m. Pacific Time today. The webcast will be open to the public at http://investors.redfin.com. The webcast will remain available on the investor relations website for at least three months following the conference call.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including our future operating results, as described under Business Outlook. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading "Risk Factors" in our Annual Report for the year ended December 31, 2018, as supplemented by our Quarterly Report for the quarter ended September 30, 2019, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-

looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

About Redfin
Redfin (www.redfin.com) is a technology-powered residential real estate company. Founded by software engineers, we run the country's #1 most-visited brokerage website and offer a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 90 markets throughout the United States and Canada. Our mission is to redefine real estate in the consumer’s favor. In a commission-driven industry, we put the customer first. We do this by pairing our own agents with our own technology to create a service that is faster, better, and costs less. Since our launch in 2006 through 2018, we have helped customers buy or sell more than 170,000 homes worth more than $85 billion.

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Contacts

Investor Relations
Elena Perron, 206-576-8610
ir@redfin.com

Public Relations
Mariam Sughayer, 206-876-1322
press@redfin.com

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except share and per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Service	$158,519	$128,905	$405,160	$339,403
Product	80,164	11,350	141,445	23,388
Total revenue	238,683	140,255	546,605	362,791
Cost of revenue(1)
Service	104,397	86,294	297,320	245,490
Product	80,909	11,656	144,807	24,086
Total cost of revenue	185,306	97,950	442,127	269,576
Gross profit	53,377	42,305	104,478	93,215
Operating expenses
Technology and development(1)	18,801	14,310	50,421	40,105
Marketing(1)	8,361	8,236	68,611	36,006
General and administrative(1)	18,779	16,470	57,881	48,532
Total operating expenses	45,941	39,016	176,913	124,643
Income (loss) from operations	7,436	3,289	(72,435)	(31,428)
Interest income	1,576	1,775	5,804	3,082
Interest expense	(2,274)	(1,610)	(6,564)	(1,610)
Other income, net	44	21	172	200
Net income (loss)	$6,782	$3,475	$(73,023)	$(29,756)
Net income (loss) per share - basic	$0.07	$0.04	$(0.80)	$(0.35)
Net income (loss) per share - diluted	$0.07	$0.04	$(0.80)	$(0.35)
Weighted average shares - basic	91,994,731	87,743,223	91,279,086	84,327,266
Weighted average shares - diluted	97,171,270	94,642,463	91,279,086	84,327,266

Net income (loss)	$6,782	$3,475	$(73,023)	$(29,756)
Other comprehensive income:
Foreign currency translation adjustments	(10)	—	28	—
Unrealized loss on available-for-sale securities	(8)	—	(2)	—
Total comprehensive income (loss)	$6,764	$3,475	$(72,997)	$(29,756)

(1) Includes stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cost of revenue	$1,605	$1,370	$4,398	$4,061
Technology and development	3,320	2,135	8,661	5,335
Marketing	390	155	1,025	431
General and administrative	2,195	1,838	5,708	4,646
Total	$7,510	$5,498	$19,792	$14,473

Redfin Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts, unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$209,234	$432,608
Restricted cash	9,984	6,446
Short-term investments	62,054	—
Accrued revenue, net	24,434	15,363
Inventory	105,460	22,694
Loans held for sale	22,246	4,913
Prepaid expenses	8,391	11,916
Other current assets	5,763	2,307
Total current assets	447,566	496,247
Property and equipment, net	37,560	25,187
Right-of-use assets, net	45,513	—
Long-term investments	38,480	—
Goodwill and intangibles, net	11,626	11,992
Other non-current assets	11,240	9,395
Total assets	$591,985	$542,821
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,173	$2,516
Accrued liabilities	50,867	30,837
Other payables	7,157	6,544
Borrowings under warehouse credit facilities	21,987	4,733
Current operating lease liabilities	9,731	—
Current portion of deferred rent	132	1,588
Total current liabilities	93,047	46,218
Non-current operating lease liabilities	53,059	—
Deferred rent	—	11,079
Convertible senior notes, net	118,158	113,586
Total liabilities	264,264	170,883
Commitments and contingencies
Stockholders’ equity
Common stock—par value $0.001 per share; 500,000,000 shares authorized; 92,212,316 and 90,151,341 shares issued and outstanding, respectively	92	90
Additional paid-in capital	571,607	542,829
Accumulated other comprehensive income	26	—
Accumulated deficit	(244,004)	(170,981)
Total stockholders’ equity	327,721	371,938
Total liabilities and stockholders’ equity	$591,985	$542,821

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities
Net loss	$(73,023)	$(29,756)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,366	6,123
Stock-based compensation	19,792	14,472
Amortization of debt discount and issuance costs	4,674	1,128
Non-cash lease expense	4,727	—
Other	(401)	—
Change in assets and liabilities:
Accrued revenue	(9,071)	80
Inventory	(82,766)	(21,779)
Prepaid expenses and other assets	(82)	1,808
Accounts payable	579	702
Accrued liabilities and other payables	18,994	11,357
Operating lease liabilities	(5,207)	—
Deferred rent	112	(913)
Origination of loans held for sale	(285,182)	(56,157)
Proceeds from sale of loans originated as held for sale	267,850	52,127
Net cash used in operating activities	(132,638)	(20,808)
Investing activities
Purchases of property and equipment	(12,821)	(5,528)
Purchases of investments	(106,063)	—
Sales of investments	1,005	—
Maturities of investments	4,900	—
Net cash used in investing activities	(112,979)	(5,528)
Financing activities
Proceeds from the issuance of shares resulting from employee equity plans	10,869	17,314
Tax payments related to net share settlements on restricted stock units	(2,856)	(705)
Borrowings from warehouse credit facilities	280,129	54,806
Repayments of warehouse credit facilities	(262,875)	(51,031)
Other payables - deposits held in escrow	637	7,684
Proceeds from issuance of convertible notes, net of issuance costs	—	138,953
Proceeds from follow on offering	—	107,593
Cash paid for debt issuance costs	(152)	—
Net cash provided by financing activities	25,752	274,614
Effect of exchange rate changes on cash and cash equivalents	28	—
Net change in cash, cash equivalents, and restricted cash	(219,837)	248,278
Cash, cash equivalents, and restricted cash:
Beginning of period	439,055	212,658
End of period	$219,218	$460,936

Redfin Corporation and Subsidiaries
Supplemental Financial Information and Business Metrics
(unaudited)

	Three Months Ended
	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Monthly average visitors (in thousands)	35,633	36,557	31,107	25,212	29,236	28,777	25,820	21,377	24,518
Real estate services transactions
Brokerage	16,098	15,580	8,435	9,822	12,876	12,971	7,285	8,598	10,527
Partner	3,499	3,357	2,125	2,749	3,333	3,289	2,237	2,739	3,101
Total	19,597	18,937	10,560	12,571	16,209	16,260	9,522	11,337	13,628
Real estate services revenue per transaction
Brokerage	$9,075	$9,332	$9,640	$9,569	$9,227	$9,510	$9,628	$9,659	$9,289
Partner	2,295	2,218	2,153	2,232	2,237	2,281	2,137	2,056	1,960
Aggregate	7,865	8,071	8,134	7,964	7,790	8,048	7,869	7,822	7,621
Aggregate home value of real estate services transactions (in millions)	$9,157	$8,986	$4,800	$5,825	$7,653	$7,910	$4,424	$5,350	$6,341
U.S. market share by value	0.96%	0.94%	0.83%	0.81%	0.85%	0.83%	0.73%	0.71%	0.71%
Revenue from top-10 Redfin markets as a percentage of real estate services revenue	63%	64%	64%	66%	66%	68%	66%	69%	69%
Average number of lead agents	1,579	1,603	1,503	1,419	1,397	1,415	1,327	1,118	1,028

Redfin Corporation and Subsidiaries
Supplemental Financial Information
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue by segment
Brokerage revenue	$146,096	$118,809	$372,809	$312,306
Partner revenue	8,030	7,456	20,053	19,741
Total real estate services revenue	154,126	126,265	392,862	332,047
Properties revenue	80,164	11,350	141,445	23,388
Other revenue	5,161	2,691	13,490	7,407
Intercompany elimination	(768)	(51)	(1,192)	(51)
Total revenue	238,683	140,255	546,605	362,791

Cost of revenue
Real estate services	$100,048	$83,274	$284,447	$236,775
Properties	80,909	11,656	144,807	24,086
Other	5,117	3,071	14,065	8,766
Intercompany elimination	(768)	(51)	(1,192)	(51)
Total cost of revenue	$185,306	$97,950	$442,127	$269,576

Gross profit by segment
Real estate services	$54,078	$42,991	$108,415	$95,272
Properties	(745)	(306)	(3,362)	(698)
Other	44	(380)	(575)	(1,359)
Total gross profit	$53,377	$42,305	$104,478	$93,215